Exhibit 99.1

Garmin Reports Strong First Quarter 2016 Sales

Schaffhausen, Switzerland / April 27, 2016/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the first quarter ended March 26, 2016.

Highlights in the quarter include:

•	Total revenue of $624 million, growing 7% over the prior year, with outdoor, fitness, aviation and marine collectively growing 17% over the year ago quarter and contributing 69% of total revenue
•	Gross and operating margins of 54.5% and 16.6%, respectively
•	GAAP EPS of $0.46 and Pro forma EPS(1) of $0.49 for first quarter 2016
•	Completed the acquisition of DeLorme, the pioneer of the inReach® series of affordable two-way satellite communication devices for the consumer adding both device and recurring service revenue to our outdoor segment
•	Started shipments of recently announced activity trackers including the vívoactive® HR with Garmin Elevate™ wrist heart rate technology and the vívofit® 3 with an industry leading one year battery life

(in thousands,	13-Weeks Ended
except per share data)	Mar 26,	Mar 28,	Yr over Yr
	2016	2015 (2)	Change
Net sales	$624,040	$585,394	7%
Auto	195,599	219,226	-11%
Fitness	142,418	130,994	9%
Outdoor	96,827	72,815	33%
Aviation	106,316	98,062	8%
Marine	82,880	64,297	29%

Gross profit %	54.5%	58.8%

Operating profit %	16.6%	19.1%

GAAP diluted EPS	$0.46	$0.35	31%
Pro forma diluted EPS (1)	$0.49	$0.55	-11%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

(2) Action camera related net sales for the 13-weeks ended March 28, 2015 have been recast from the Outdoor segment to the Auto segment to conform to the current year presentation.

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We started out 2016 strong with total revenue growth of 7% led by robust double digit growth in our marine and outdoor segments, and high single digit growth in our fitness and aviation segments,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd. “With the majority of the year still ahead of us, we recognize that there are many challenges and uncertainties yet to be encountered. We will continue to focus on innovation and execution to deliver compelling products to the markets we serve.”

Fitness:

The fitness segment posted revenue growth of 9% in the quarter reflecting strong growth of our Garmin Elevate™ wrist heart rate technology products within our activity tracker and running categories, somewhat offset by lower multisport revenues. On a year-over-year basis, gross margin and operating margin declined to 51% and 12%, respectively. The gross margin decline was driven by product mix within the quarter. The operating margin decline reflects the continued investment in advertising and research and development to support our long-term goals in the segment. Our recently launched vívoactive HR and vívofit 3 are shipping and we feel we are well positioned with our 2016 product roadmap.

Outdoor:

The outdoor segment posted robust revenue growth of 33% driven by the strength of our fēnix® line of wearables as well as our dog products. Our recently introduced Approach® S20 and G10, and TruSwing™ have brought new energy to our golf product line in a challenging industry. Gross and operating margins were down from a year ago, but remained strong at 61% and 29%, respectively, and resulted in a 17% increase in operating income. Within the quarter, we completed the DeLorme acquisition and will see a full quarter of sales contribution beginning in the second quarter. With the strong start to 2016 we are poised to execute our plan of continued innovations within the outdoor markets.

Marine:

The marine segment posted robust revenue growth of 29% on the strength of our chartplotter and fish finder product lines. Gross margins declined year-over-year to 53% while operating margin increased to 12% as we leveraged our operating investments resulting in strong operating income growth of 125%. Our recently launched GPSMap® 8400/8600 are the largest plotters we have produced at 17-, 22-, and 24-inch displays and have a resolution of 1920 x 1280, which is the highest screen resolution available on the market. We remain focused on innovation and product portfolio expansion throughout 2016.

Aviation:

The aviation segment posted revenue growth of 8% in the quarter with both OEM and aftermarket contributing to revenue improvement. Both the gross margin and operating margin were strong at 74% and 29%, respectively, and improved compared to the year ago quarter resulting in a 16% increase in operating income. During the quarter we were chosen to provide the avionics to two lifesaving organizations, with the AirEvac’s fleet of Bell helicopters and the U.S. Forest Service’s fleet of Sherpa aircraft. In addition, we introduced two new products for the experimental aviation market bringing quality audio and additional backup displays to the cockpit. We will continue to invest in new products and aircraft certifications for both OEM and aftermarket customers.

Auto:

The auto segment posted a revenue decline of 11% primarily due to the ongoing PND market contraction and headwinds caused by additional revenue deferrals. Gross and operating margins were 44% and 9%, respectively. We began shipping the Garmin Drive line of PND devices with good initial customer response. Within OEM, we experienced strong growth of our infotainment business within the APAC and Middle East regions, and we delivered production release software for the new 2017 Mercedes E-class.

Additional Financial Information:

Total operating expenses in the quarter were $236 million, a 2% increase from the prior year. Research and development investment increased 2%, with growth primarily focused on aviation and active lifestyle products in fitness and outdoor. Advertising increased 16%, driven primarily by a year-over-year increase in fitness advertising to support wearables. Selling, general and administrative expense decreased by 3%, driven primarily by a decrease in year-over-year litigation related costs.

The effective tax rate in the first quarter of 2016 was 18.1% compared to an effective tax rate of 12.3% in the prior year.  The increase in the effective tax rate is primarily due to projected income mix by jurisdiction compared to the prior year.

We continued to return cash to shareholders with our quarterly dividend of approximately $97 million and our share repurchase activity, which totaled approximately $20 million in the first quarter. We have $149 million remaining in the share repurchase program authorized through December 31, 2016, and expect to repurchase as business and market conditions warrant. We ended the quarter with cash and marketable securities of about $2.3 billion.

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 10, 2016 a cash dividend in the total amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs) payable in quarterly installments.

2016 Guidance:

We are maintaining the guidance issued in February of approximately $2.82 billion of revenue and approximately $2.25 of pro forma EPS as our performance thus far is consistent with our expectations.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 27, 2016 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until June 23, 2016 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2016, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2016 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 26, 2015 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2015 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, Approach, GPSMap, vívoactive, vívofit and fēnix® are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Drive, Garmin Elevate, and TruSwing are trademarks of, or exclusively licensed to, Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	Mar 26,	Mar 28,
	2016	2015
Net sales	$624,040	$585,394

Cost of goods sold	284,190	241,272

Gross profit	339,850	344,122

Advertising expense	32,233	27,672
Selling, general and administrative expense	95,610	98,750
Research and development expense	108,204	106,002
Total operating expense	236,047	232,424

Operating income	103,803	111,698

Other income (expense):
Interest income	7,428	8,024
Foreign currency (losses)	(4,839)	(44,264)
Other income	1,155	738
Total other income (expense)	3,744	(35,502)

Income before income taxes	107,547	76,196

Income tax provision	19,455	9,403

Net income	$88,092	$66,793

Net income per share:
Basic	$0.46	$0.35
Diluted	$0.46	$0.35

Weighted average common shares outstanding:
Basic	189,497	191,762
Diluted	189,651	192,341

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	Mar 26,	Dec 26,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$857,679	$833,070
Marketable securities	198,147	215,161
Accounts receivable, net	408,283	531,481
Inventories, net	517,767	500,554
Deferred costs	50,861	49,176
Prepaid expenses and other current assets	96,396	81,645
Total current assets	2,129,133	2,211,087

Property and equipment, net	448,967	446,089

Marketable securities	1,279,799	1,343,387
Restricted cash	261	259
Noncurrent deferred income tax	117,467	116,518
Noncurrent deferred costs	39,663	38,769
Intangible assets, net	306,303	245,552
Other assets	88,731	97,730
Total assets	$4,410,324	$4,499,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$137,162	$178,905
Salaries and benefits payable	75,862	70,601
Accrued warranty costs	31,407	30,449
Accrued sales program costs	49,236	67,613
Deferred revenue	154,965	164,982
Accrued royalty costs	25,737	30,310
Accrued advertising expense	20,185	33,547
Other accrued expenses	75,217	74,926
Income taxes payable	14,524	21,674
Dividend payable	96,425	192,991
Total current liabilities	680,720	865,998

Deferred income taxes	60,915	56,210
Non-current income taxes	103,035	101,689
Non-current deferred revenue	126,731	128,731
Other liabilities	1,676	1,637

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued;
189,193 shares outstanding at March 26, 2016 and 189,722 shares outstanding at December 26, 2015	1,797,435	1,797,435
Additional paid-in capital	70,413	62,239
Treasury stock	(434,346)	(414,637)
Retained earnings	2,018,609	1,930,517
Accumulated other comprehensive income	(14,864)	(30,428)
Total stockholders' equity	3,437,247	3,345,126
Total liabilities and stockholders' equity	$4,410,324	$4,499,391

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	Mar 26,	Mar 28,
	2016	2015
Operating Activities:
Net income	$88,092	$66,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,078	12,280
Amortization	7,115	6,584
Loss on sale or disposal of property and equipment	38	24
Provision for doubtful accounts	285	(1,080)
Deferred income taxes	3,906	(3,647)
Unrealized foreign currency (gain) loss	(5,412)	47,877
Provision for obsolete and slow moving inventories	8,026	4,344
Stock compensation expense	8,172	7,769
Realized gain on marketable securities	(452)	(340)
Changes in operating assets and liabilities:
Accounts receivable	130,036	129,448
Inventories	(18,873)	(56,897)
Other current and non-current assets	(3,937)	(11,537)
Accounts payable	(45,515)	(25,957)
Other current and non-current liabilities	(31,606)	(73,408)
Deferred revenue	(12,337)	(29,870)
Deferred cost	(2,496)	6,470
Income taxes payable	(8,733)	2,802
Net cash provided by operating activities	129,387	81,655

Investing activities:
Purchases of property and equipment	(13,908)	(18,143)
Proceeds from sale of property and equipment	-	664
Purchase of intangible assets	(1,716)	(717)
Purchase of marketable securities	(151,070)	(254,741)
Redemption of marketable securities	237,464	308,751
Change in restricted cash	(2)	(5)
Acquisitions, net of cash acquired	(62,137)	(12,632)
Net cash provided by investing activities	8,631	23,177

Financing activities:
Dividends paid	(96,566)	(91,964)
Purchase of treasury stock under share repurchase plan	(19,796)	(16,260)
Purchase of treasury stock related to equity awards	(16)	(89)
Proceeds from issuance of treasury stock related to equity awards	103	246
Tax benefit from issuance of equity awards	2	399
Net cash used in financing activities	(116,273)	(107,668)

Effect of exchange rate changes on cash and cash equivalents	2,864	(22,044)

Net increase (decrease) in cash and cash equivalents	24,609	(24,880)
Cash and cash equivalents at beginning of period	833,070	1,196,268
Cash and cash equivalents at end of period	$857,679	$1,171,388

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

(In thousands)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended March 26, 2016

Net sales	$96,827	$142,418	$82,880	$195,599	$106,316	$624,040
Gross profit	$58,932	$72,294	$44,149	$86,144	$78,331	$339,850
Operating income	$27,885	$16,573	$10,293	$18,566	$30,486	$103,803

13-Weeks Ended March 28, 2015 (3)

Net sales	$72,815	$130,994	$64,297	$219,226	$98,062	$585,394
Gross profit	$49,064	$83,075	$35,513	$104,959	$71,511	$344,122
Operating income	$23,770	$34,638	$4,566	$22,544	$26,180	$111,698

(3) Action camera related operating results for the 13-weeks ended March 28, 2015 have been recast from the Outdoor segment to     the Auto segment to conform to the current year presentation.

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended
	Mar 26,	Mar 28,	Yr over Yr
	2016	2015	Change
Net sales	$624,040	$585,394	7%
Americas	317,957	305,261	4%
EMEA	225,728	208,351	8%
APAC	80,355	71,782	12%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from balances involving the Euro and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $3.8 million and $5.3 million in first quarter 2016 and 2015, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended
	Mar 26,	Mar 28,
	2016	2015

Net Income (GAAP)	$88,092	$66,793
Foreign currency loss, net of tax effects	$3,963	$38,801
Net income (Pro Forma)	$92,055	$105,594

Net income per share (GAAP):
Basic	$0.46	$0.35
Diluted	$0.46	$0.35

Net income per share (Pro Forma):
Basic	$0.49	$0.55
Diluted	$0.49	$0.55

Weighted average common shares outstanding:
Basic	189,497	191,762
Diluted (GAAP)	189,651	192,341

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended
	Mar 26,	Mar 28,
	2016	2015

Net cash provided by operating activities	$129,387	$81,655
Less: purchases of property and equipment	$(13,908)	$(18,143)
Free Cash Flow	$115,479	$63,512